EXHIBIT 99.1

Winland Electronics Announces Receipt of Stock Exchange Compliance Notice

Mankato, Minn. / December 5, 2011 - Winland Electronics, Inc. (NYSE Amex: WEX)  (“Winland”) announced that it received a notice from NYSE Amex LLC (the “Exchange”) indicating that Winland is not in compliance with certain of the Exchange’s continued listing standards as set forth in Part 10 of the Exchange’s Company Guide (the “Company Guide”), and Winland has therefore become subject to the procedures and requirements of Section 1009 of the Company Guide. Specifically, Winland was cited by the Exchange for noncompliance with the following section of the Company Guide:

•	Section 1003(a)(ii) — stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of Winland’s four most recent fiscal years.

Winland has been afforded the opportunity to submit a plan of compliance to the Exchange by December 29, 2011 that provides for Winland to regain compliance with Section 1003(a)(ii) by May 29, 2013. If Winland does not submit a plan or if the plan is not accepted by the Exchange, Winland will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.

About Winland Electronics

Winland Electronics, Inc. (www.winland.com), is an industry leader of critical condition monitoring devices. Products including EnviroAlert, WaterBug, TempAlert, Vehicle Alert and more are designed in-house to monitor critical conditions for industries including health/medical, grocery/food service, commercial/industrial, as well as agriculture and residential. Proudly made in the USA, Winland products are compatible with any hard wire or wireless alarm system and are available through distribution world wide.  Headquartered in Mankato, MN, Winland trades on the NYSE Amex Exchange under the symbol WEX.

CONTACT:           Brian Lawrence                                                     Tony Carideo
CFO & Senior Vice President                                     The Carideo Group, Inc.
(507) 625-7231                                                               (612) 317-2881

Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by Winland do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to plan submission and possible future Exchange delisting are forward-looking statements.  No forward-looking statement can be guaranteed and actual results may vary materially.